EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (Dollars in Millions)



                                                     For the Three Months
                                                            Ended
                                                     ----------------------
                                                      March 29,    March 31,
                                                        1996         1995
                                                      ---------    --------

Pretax earnings from
  continuing operations                                $  671        $  380

Add:

  Fixed charges

    Interest                                            2,756         2,781

    Other(A)                                               39            35
                                                       ------        ------

  Total fixed charges                                   2,795         2,816

  Preferred stock dividend
    requirements                                           19            20
                                                       ------        ------

  Total combined fixed charges and
   preferred stock dividends                            2,814         2,836
                                                       ------        ------

Pretax earnings before fixed charges                   $3,466        $3,196
                                                       ======        ======

Pretax earnings before combined
  fixed charges and preferred
  stock dividends                                      $3,485        $3,216
                                                       ======        ======

Ratio of earnings to fixed charges                       1.24          1.13

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                                        1.24          1.13


(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.